EXHIBIT 99.1

Amazing Energy Oil and Gas, Co. Covid 19 Pandemic Crisis Notice

To all concerned with whom AEOG, and its subsidiaries Jilpetco, Inc. and Amazing Energy MS, LLC, does business:

On March 13, 2020 the President of the United States declared a National Emergency. The World Health Organization has declared the COVID-19 outbreak a pandemic. The Centers for Disease Control and Prevention ("CDC") has described the outbreak in the United States as a "rapidly evolving situation" and is providing continuous guidance regarding appropriate public and private responses to COVID-19.

The CDC's guidance includes multiple types of mitigation strategies, including but not limited to social distancing, as well as other strategies generally aimed at reducing or avoiding exposure to infected individuals which the Court has carefully considered. To combat the spread of the disease, given the severity of risk posed to the public, the AEOG, and its subsidiaries Jilpetco, Inc. and Amazing Energy MS, LLC, staff, and other court agencies, and considering the CDC’s advisements to take precautions by limiting exposure to the virus, the AEOG Board of Directors has resolved that it will enforce the following protocol effective March 16, 2020.

National, state, local and individual organization collection and foreclosures have been stayed on many levels. Federal and state courts have suspended civil and criminal trials, hearings, civil and criminal administrative proceedings, attachments, service of process and other litigation activity.

Office operations of AEOG, and its subsidiaries Jilpetco, Inc. and Amazing Energy MS, LLC, are therefore suspended, except as is essential to maintaining the health and welfare of the personnel. Staff activity that is necessary shall follow health and welfare protocols of avoiding exposure to one another. Any illness shall be reported and treated by the appropriate health care agency. This includes accounting operations, payments and receivables, revenues and expenses accounting, royalties and working interest ownership determinations and payments, service company operations, any current or long-term accounts payable or receivable.

Well-head operations shall be suspended for any drilling and well completions underway or planned. Pumpers or production personnel shall suspend all but absolutely essential operations.

The term of this suspension is for sixty days, subject to modification, extension or termination as is determined and ordered by the governments of the United States, Texas, New Mexico and Mississippi, Cities, or local agencies regulating AEOG operations.

Any inquiries and requests for assistance that are an emergency should be directed by phone to the office number. AEOG, and its subsidiaries Jilpetco, Inc. and Amazing Energy MS, LLC, personnel will respond as the calls are received, with the objective being to satisfy all demands of all of our customers, land lords, lessors, service companies, consultants, contractors, and employees.

We pray that you and your family, friends and business associates respect this directive we are required to issue and welcome the opportunity to do business with each of you in the near future.

Respectfully,

The AEOG Board of Directors

5700 W. Plano Parkway
Suite 3600
Plano, TX 75093
www.amazingenergy.com
Phone: (972) 233-1244
Fax:     (972) 767-3064